Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Greg Cole: 202-380-4396, ir@xmradio.com
Gary Tiedemann: 202-380-4396, ir@xmradio.com

XM SATELLITE RADIO HOLDINGS INC. ANNOUNCES

THIRD QUARTER 2004 RESULTS

XM Exceeds 2.5 Million Subs; Adds 415,671 Subs In Quarter

XM Signs 11-Year Deal to Carry Major League Baseball Starting 2005

XM Unveils MyFi, First Wearable Satellite Radio

Washington, DC, November 4, 2004 – XM Satellite Radio Holdings Inc. (Nasdaq: XMSR) today reported its financial and operating results for the third quarter ended September 30, 2004. As of September 30, 2004, XM Radio reported 2,516,023 subscribers. This represented net subscriber additions of 415,671 for the quarter, a 75 percent increase over the 237,395 subscribers added in third quarter 2003.

“We are the satellite radio leader in subscribers, technology and content.” said Hugh Panero, XM Satellite Radio President and CEO. “XM’s subscriber momentum combined with our outstanding new programming and XM’s unmatched technology, featuring the new Roady2, SKYFi2 and the groundbreaking MyFi, sets the table for an outstanding Holiday season and beyond.”

Quarterly Revenue Accelerates

For third quarter 2004, XM reported quarterly revenue of $65.4 million, more than doubling the $26.9 million reported in the third quarter 2003. Revenue for the third quarter 2004 also represented a 23 percent increase compared to revenue of $53.0 million reported in the second quarter 2004.

Net Loss Narrows

XM’s Net Loss for the third quarter 2004 was ($118.0) million as compared to ($133.5) million in the third quarter 2003. XM reported an EBITDA loss of ($62.9) million for the third quarter 2004, compared to ($64.4) million for the third quarter 2003, a period which included $4.4 million in de-leveraging charges. XM continues to focus on successful business execution as indicated by significant subscriber growth, declining Cost per Gross Addition (CPGA) and improved operating margins, while achieving strong growth during 2004 to date.

Continued Reduction in the Cost to Acquire Each New Subscriber

The third quarter 2004 CPGA was $89, an improvement of $38, or 30 percent, compared to the $127 CPGA reported in the third quarter 2003. XM’s CPGA represents the fully-loaded cost to acquire each new subscriber, including Subscriber Acquisition Costs (SAC) of $57, as well as advertising and marketing expenses.

Improved Liquidity

The total liquidity position of XM as of September 30, 2004 was $583 million. XM had total cash and short-term investments of $448 million and capacity under the Revolving Credit and Equity Facilities from GM of $135 million.

XM Signs 11-year Agreement to Carry Major League Baseball Beginning 2005

Major League Baseball (MLB) and XM Satellite Radio announced an 11-year agreement enabling XM to broadcast games of every MLB team nationwide beginning with the 2005 regular season. MLB, the most natural sport for radio by far, provides over 2,400 games, spanning eight months of the year, and offering baseball fans entertainment from morning to night depending on the originating time zone. In addition to broadcasting live games, XM will create a dedicated Major League Baseball radio channel featuring original content and classic MLB game broadcasts. XM will also broadcast select games in Spanish.

XM Unveils Delphi MyFi™ – the First Wearable Satellite Radio

XM and Delphi recently announced a major milestone in consumer electronics – The Delphi MyFi™ – the first personal, portable XM2GO satellite radio that works in the home, car and, now, on the go. The hand-held MyFi gives users the personal freedom to enjoy XM in two ways: a “live” listening mode or a time-shifting “memory” mode. The MyFi’s live mode enables users to listen live to all of XM’s 100% commercial-free music channels, plus premier news, sports, talk, traffic and weather channels. MyFi’s memory mode, called “My XM”, allows users to store a minimum of five hours of XM’s outstanding content with the press of a button, even when the unit is not in use. The MyFi (MSRP $349) comes with all the accessories needed to enjoy XM in all environments and will be available at major U.S. retailers such as Best Buy, Circuit City, Crutchfield, and online sites in early December. To support the launch of MyFi, superstar Elton John will be featured in a national TV advertising campaign.

XM, the Industry’s Technology Leader, Ships New Products for Holiday Season

During the quarter, XM shipped the new XM Delphi Roady2 and SKYFi2. Roady2 (MSRP $129), the smallest satellite radio, includes a built-in wireless FM adapter for easy connection to any car or home radio, a sleek new body design, seven different backlight color selections and the ability to display 20 customized stock quotes. SKYFi2 (MSRP $199 with home kit) adds several exciting features to the best-selling plug-n-play radio, including the first-ever “pause” and “replay” functions for satellite radio. The “30 Minute Replay” function continuously and automatically saves the last 30 minutes of programming from multiple XM channels. The unit also features a built-in wireless FM adapter allowing for easy installation, provides personalized stock ticker and sports scores, includes a clock, and TuneSelect by song and artist.

To support purchases of XM radios as gifts for the Holiday season, XM is implementing an XM Gift Card Program whereby consumers can purchase the Cards in denominations of $30, $50, $80 or $140. Now, when consumers give an XM radio as a gift, they can also purchase an XM Gift Card that will prepay the monthly subscription fee. XM Gift Cards will be available at select retail locations as well as online at xmradio.com.

XM Expands Leadership of OEM Distribution Channel

For the 2005 model year, XM is being offered on over 110 vehicle models, with more than 80 of those being factory-installed in General Motors, Honda, Audi and Volkswagen vehicles. In addition, all 2005 Acura RL’s will feature a one-year subscription to XM Radio and XM NavTraffic — the nation’s first satellite radio traffic information service combining traditional GPS navigational systems with current traffic information, including route blockages and commute times. For the 2005 model year, new vehicles with XM Radio factory-installed will include the Acura TSX and MDX, the Honda Odyssey, Element and Accord Hybrid, Saab 9-7x, Volkswagen Passat and the Audi A8 and TT.

XM Debuts Original Talk and Music Programming

In October, XM debuted exclusive new programming, including “The Bob Edwards Show”, and the irreverent radio duo Opie & Anthony. Bob Edwards, the award-winning public radio newsman, debuted his new morning interview program exclusively on XM’s new channel, XM Public Radio (XMPR Channel 133) and Opie & Anthony returned to the airwaves for the first time in over two years with a new morning show on XM (High Voltage Channel 202).

XM also announced its exclusive, original music series for the Fall 2004 season including “Artist Confidential” and “Then...Again…Live!” “Artist Confidential” is an original series offering one-hour live performances and candid, one-on-one interviews with today’s most popular artists including Bonnie Raitt, Don Henley, Rush and Phil Collins. “Then…Again…Live!” allows artists to recreate their most acclaimed albums from today’s vantage point with the benefit of twenty first century technology. Alice Cooper, Cheap Trick and Lynyrd Skynyrd have highlighted the series to date. “From Be Bop to Hip Hop with Quincy Jones” is a seven-part miniseries in which Quincy walks listeners through the timeline of contemporary music from his unique perspective and in his own words. Other original XM programming includes shows from hip hop legend Snoop Dogg and Rock-n-Roll Hall of Famer Tom Petty, among others. The complete lineup of new Fall shows is available online at xmradio.com.

XM Radio Adds Starbucks Hear Music Channel, Big Ten Sports and Launches XM Radio Online

The Starbucks “Hear Music” Channel 75 offers an ever-changing mix of the best new music and essential recordings from a wide range of music genres representing the Starbucks lifestyle. XM Radio also announced the addition of Big Ten Conference football and men’s and women’s basketball games to its already outstanding line-up of college sports programming, featuring Atlantic Coast Conference (ACC) and Pacific-10 (Pac-10) Conference football and men’s and women’s basketball games. In addition, XM launched XM Radio Online, a premium music service, with the support of Dell and Microsoft. XM Radio Online offers access to all of XM’s 100% commercial-free music channels, “The Bob Edwards Show”, “The Opie & Anthony Show” and our

exclusive comedy and kids programming. XM Radio Online is available through Microsoft’s Windows Media Player 10 and Dell’s Media Experience (DMX) portal.

About XM Satellite Radio

XM is America’s number one satellite radio service with more than 2.5 million subscribers. Broadcasting live daily from studios in Washington, DC, New York City and Nashville, Tennessee at the Country Music Hall of Fame, XM’s 2004 lineup includes more than 130 digital channels of choice from coast to coast: 68 one-hundred-percent commercial-free music channels, featuring hip hop to opera, classical to country, bluegrass to blues; more than 40 channels of premier sports, talk, comedy, children’s and entertainment programming; and 21 channels of the most advanced traffic and weather information for major metropolitan areas nationwide. As the official satellite radio network for Major League Baseball (MLB) and NASCAR, as well as ACC, PAC-10 and Big-10 collegiate football and basketball, XM Satellite Radio is the leader in sports radio programming, offering thousands of live sporting events each year. XM also is the leader in satellite radio for the automobile market through partnerships with General Motors and Honda, among others. XM is available in more than 110 new car models for 2005. Consumers can experience XM over the Internet through XM Radio Online at http://listen.xmradio.com. For more information about XM, visit http://www.xmradio.com.

# # #

Net loss before interest income, interest expense, depreciation and amortization is commonly referred to in our business as “EBITDA.” Consistent with regulatory requirements, EBITDA includes other income (expense). EBITDA is not a measure of financial performance under generally accepted accounting principles. A reconciliation of EBITDA loss is presented on the attachment. We believe EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have built our system through the expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expense associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

Please note that XM’s guidance is comprised of forward-looking statements, and as described in the last paragraph of this press release many factors could cause actual results to differ from this guidance.

Factors that could cause actual results to differ materially from those in the forward-looking statements in this press release include demand for the Company’s service, the Company’s dependence on technology and third party vendors, its potential need for additional financing, as well as other risks described in XM Satellite Radio Holdings Inc.’s Form 10-K filed with the Securities and Exchange Commission on 3-15-04. Copies of the filing are available upon request from XM Radio’s Investor Relations Department.

XM SATELLITE RADIO HOLDINGS INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	(In thousands Except Share and Per Share Amounts)
	Three Months ended September 30,		Nine Months ended September 30,
(Unaudited)	2004	2003	2004	2003
Revenue:
Subscription	$59,793	$21,658	$148,197	$49,365
Activation	1,305	520	3,230	1,209
Equipment	1,414	3,565	3,147	5,174
Net ad sales	2,062	963	4,459	2,010
Other	784	207	2,271	528

Total revenue	65,358	26,913	161,304	58,286

Operating expenses:
Cost of revenue: (excludes depreciation and amortization, shown below)
Revenue share & royalties	10,823	7,031	36,780	16,510
Customer care & billing	10,021	6,744	26,081	17,378
Cost of equipment	2,293	4,226	5,659	7,194
Ad sales	1,504	758	4,148	1,755
Satellite & terrestrial	8,622	10,781	27,855	33,353
Broadcast & operations:
Broadcast	2,800	1,902	7,899	6,359
Operations	3,350	2,649	9,383	8,633

Total broadcast & operations	6,150	4,551	17,282	14,992
Programming & content	8,623	5,525	22,964	15,575

Total cost of revenue	48,036	39,616	140,769	106,757

Research & development (excludes depreciation and amortization, shown below)	6,684	4,016	19,584	9,402
General & administrative (excludes depreciation and amortization, shown below)	7,435	5,622	19,826	20,194
Marketing (excludes depreciation and amortization, shown below):
Retention & support	3,539	(6,220)	9,463	5,659
Subsidies & distribution	37,305	21,727	107,387	53,043
Advertising & marketing	16,628	13,389	51,647	41,581

Marketing	57,472	28,896	168,497	100,283
Amortization of GM liability	9,313	9,312	27,938	26,251

Total marketing	66,785	38,208	196,435	126,534
Depreciation & amortization	36,998	39,526	116,036	119,074

Total operating expenses	165,938	126,988	492,650	381,961

Operating loss	(100,580)	(100,075)	(331,346)	(323,675)
Interest income	1,463	828	3,628	1,953
Interest expense	(19,007)	(30,384)	(66,353)	(81,072)
Other expense	709	(3,817)	(33,365)	(18,792)

Net loss before income taxes	(117,415)	(133,448)	(427,436)	(421,586)
Provision for deferred income taxes	(579)	—	(26,731)	—

Net Loss	(117,994)	(133,448)	(454,167)	(421,586)
8.25% Series B and C preferred stock dividend requirement	(2,149)	(4,475)	(6,654)	(14,166)
Series B preferred stock retirement gain	—	—	—	8,761
Series C preferred stock retirement loss	—	(7,694)	—	(7,694)

Net Loss attributable to common stockholders	$(120,143)	$(145,617)	$(460,821)	$(434,685)

Basic and diluted net loss per share:	$(0.59)	$(1.12)	$(2.37)	$(3.75)

Weighted average shares used in computing net loss per share - basic and diluted	204,553,656	129,733,794	194,714,000	116,052,112

Reconciliation of Net Loss to EBITDA:
Net loss as reported	$(117,994)	$(133,448)	$(454,167)	$(421,586)
Add back non-EBITDA items included in net loss:
Interest income	(1,463)	(828)	(3,628)	(1,953)
Interest expense	19,007	30,384	66,353	81,072
Provision for deferred income taxes	579	—	26,731	—
Depreciation & amortization	36,998	39,526	116,036	119,074

EBITDA	$(62,873)	$(64,366)	$(248,675)	$(223,393)

SELECTED BALANCE SHEET DATA	As of 9/30/2004	As of 12/31/2003
	(Unaudited)
Cash and cash equivalents	$427,586	$418,307
Short term investments	19,933	—
Restricted investments	4,764	4,151
System under construction	293,625	92,577
Property and equipment in service, net	485,316	709,501
Intangibles, net	7,482	8,429
Total assets	1,516,508	1,526,782
Deferred revenue	111,178	53,884
Total long-term debt	702,646	781,940
Total liabilities	1,104,755	993,894
Stockholders’ equity	411,753	532,888

XM SATELLITE RADIO HOLDINGS INC.

SELECTED OPERATING METRICS

	Three Months ended
	9/30/2004	9/30/2003
(Unaudited)
EBITDA (in thousands) (1)	$(62,873)	$(64,366)
Subscriber Data:
Net Subscriber Additions	415,671	237,395
Aftermarket, OEM & Other Subscribers (2)	2,092,600	721,245
Subscribers in OEM Promotional Periods (3)	398,993	189,311
XM Activated Vehicles with Rental Car Companies (4)	24,430	19,092

Total Ending Subscribers (2) (3) (4) (5)	2,516,023	929,648

Subscription Revenue per Aftermarket, OEM & Other Subscriber	$9.24	$9.51
Subscription Revenue per Subscriber in OEM Promotional Periods	$5.63	$6.39
Subscription Revenue per XM Activated Vehicle with Rental Car Companies	$9.47	$4.66
Revenue Data:
Subscription Revenue per Subscriber (6)	$8.64	$8.84
Net Ad Revenue per Subscriber (7)	$0.30	$0.39
Activation, Equipment, Royalty and Other Revenue per Subscriber	$0.51	$1.76

Total Revenue per Subscriber	$9.45	$10.99
Expense Data:
Subscriber Acquisition Costs (SAC) (8)	$57	$76
Cost Per Gross Addition (CPGA) (9)	$89	$127

(1)	EBITDA is commonly referred to in our business as net loss before interest income, interest expense, income taxes, depreciation and amortization. Consistent with regulatory requirements, EBITDA includes Other Income (Expense). EBITDA is not a measure of financial performance under generally accepted accounting principles. We believe EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

(2)	Ending subscribers include 252,169 family plan subscriptions at a multi-unit rate of $6.99 per radio per month.

(3)	OEM Promotional Subscribers are subscribers who have either a portion or all of their subscription fee paid for by an OEM for a fixed period following the initial purchase or lease of the vehicle. Currently, at the time of sale, vehicle owners generally receive a 3-month prepaid trial subscription. XM generally receives two months of the 3-month trial subscription from the vehicle manufacturer. The automated activation program provides activated XM radios on dealer lots for test drives. GM and Honda generally indicate the inclusion of 3 months free of XM service on the window sticker of XM-enabled vehicles. We measure the success of these programs based on the percentage that elect to continue to receive the XM service and convert to self-paying subscribers after the initial promotion period–we refer to this as the “conversion rate”. The conversion rate for the GM triple-play program that ran through mid September 2003 averaged approximately 70%; not all XM-enabled vehicles were activated for the promotional period. The conversion rate for the quarter ended September 30, 2004 is 60% and reflects the auto activation program, with all XM-enabled vehicles activated for the promotional period. The fully automated factory activation program has increased the number of subscribers provided by our OEM distribution channel, and the conversion rate is expected to increase as we develop more refined marketing programs to convert promotional subscribers to self paying subscribers.

(4)	Rental car activity commenced in late June 2003. At September 30, 2004, there were approximately 24,430 XM subscriptions in rental vehicles. For the initial Model Year 2003 XM-enabled rental vehicles, XM receives payments based on the use of the service. Customers are charged $2.99 per day per vehicle for use of the XM service, on which XM receives a revenue share. For subsequent Model Year 2004 and later vehicles, XM receives $10 per vehicle subscription per month.

(5)	Subscribers are those who are receiving and have agreed to pay for our service, either by credit card or by invoice, including those that are currently in promotional periods paid in part by vehicle manufacturers, as well as XM activated radios in vehicles for which we have a contractual right to receive payment for the use of our service. Radios that are revenue generating are counted individually as subscribers. Promotional periods generally include the period of trial service plus 30 days for the receipt and processing of payments.

(6)	Subscription revenue includes monthly subscription revenues from all subscribers and premium service revenue, net of any promotions or discounts.

(7)	Net Ad Sales revenue includes sales of advertisements and program sponsorships on the XM network net of agency commissions.

(8)	SAC is a subset of total CPGA and includes radio manufacturer subsidies, certain sales, activation and installation commissions, and hardware-related promotions. These costs are reported in subsidies and distribution. SAC also includes the negative margin on equipment sales. These expenses are divided by the appropriate per unit gross additions, or units manufactured.

(9)	CPGA includes all costs in SAC, as well as advertising and marketing expenses, divided by gross additions for the period.